Exhibit 10.3

THE SCOTTS COMPANY LLC

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is made between The Scotts Company LLC (the “Company”) and Ms. Denise S. Stump (the “Executive”) effective as of August 22, 2018 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive is employed by the Company as Executive Vice President, Global Human Resources & Chief Ethics Officer; and

WHEREAS, the Company recognizes the valuable past services performed by the Executive and has determined that it is in the best interests of the Company to retain the services of the Executive; and

WHEREAS, the Company recognizes that the Executive is currently retirement eligible, and has determined that it is in the best interest of the Company to provide certainty with respect to the timing of Executive’s planned retirement and to provide for an orderly transition of her current duties to a successor; and

WHEREAS, in order to retain the services of the Executive, the Company desires to provide the Executive with the opportunity to receive retention benefits under this Agreement (the “Retention Benefits”).

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.       Application of the Executive Severance Plan and Participation Agreement. The Executive previously accepted designation as a participant in the Company’s Executive Severance Plan (the “ESP”) and agreed to be eligible for severance benefits under the ESP and the related Participation Agreement that she executed effective September 1, 2017 (the “Participation Agreement”). This Agreement is subordinate to the ESP and Participation Agreement. As such, the Executive shall continue to be a participant in the ESP, and the payment of any severance benefits to the Executive shall be governed only by the ESP and the Executive’s Participation Agreement. If the Executive satisfies the conditions under this Agreement, the payment of Retention Benefits to the Executive shall become governed by this Agreement to the extent that this Agreement is inconsistent with the ESP and Participation Agreement. Except as otherwise defined in this Agreement, any undefined capitalized term shall have the same meaning as provided under the ESP or the Executive Participation Agreement, as applicable.

2.       Conditions of Payment Under This Agreement. The Company shall pay Retention Benefits under this Agreement only if either of the following conditions are satisfied:

(a)       The Executive’s employment with the Company terminates due to Retirement, as defined herein, or

(b)       The Executive’s employment with the Company terminates at any time due to Disability (even if the Executive is not eligible for Retirement under this Agreement).

For purposes of this Agreement, “Retirement” means that the Executive has (i) voluntarily terminated employment with the Company on or after December 31, 2020, and (ii) provided written notice to the Company of her intent to so terminate her employment no earlier than 12 months before her Effective Date of Termination. Also for purposes of this Agreement, “Disability” means a condition for which the Executive qualifies for benefits under The Scotts Miracle-Gro Company’s Long-Term Disability Plan or another long-term disability plan sponsored by the Company.

If the Executive’s employment with the Company terminates for any reason other than Retirement or Disability, as defined in the paragraph above, the Executive shall not receive Retention Benefits under this Agreement. However, the Executive may be entitled to receive severance benefits pursuant to the ESP and her Participation Agreement, depending on the circumstances surrounding her termination.

3.       Amount and Timing of Retention Benefits. If either of the conditions of this Agreement have been satisfied, the amount of Retention Benefits that the Executive shall receive shall be equivalent to the severance benefits the Executive would receive in the event of an involuntary termination without Cause, as set forth under the ESP and Participation Agreement in effect on the Effective Date. The Retention Benefits shall be paid at the same time as provided under the ESP and the Executive’s current Participation Agreement. Notwithstanding the foregoing, if the Company believes that the Executive’s Participation Agreement qualifies for an exemption to Code Section 409A, but the Retention Benefits under this Agreement could be considered “deferred compensation” that is not exempt from Code Section 409A, then consistent with the ESP, the Company may impose a 6-month delay in payment of Retention Benefits if the Executive is a “specified employee” under Code Section 409A. Once the Executive becomes entitled to Retention Benefits under this Agreement, she will cease to be a participant in the ESP and will no longer be eligible to receive severance benefits under the ESP and her Participation Agreement.

4.       Tax Withholding. The Company has the right to deduct, in connection with the payment of any Retention Benefits under this Agreement, amounts that are sufficient to satisfy any federal, state, local, or other taxes that are required by law to be withheld and to require any payments necessary to enable the Company to satisfy its withholding obligations.

5.       Acknowledgments and Acceptances.

(a)       The Executive hereby acknowledges that any Retention Benefits paid to her under this Agreement must be repaid, and all future payments, if any, will cease, in the event that she breaches any of the Post-Employment Obligations, unless the Executive has requested in writing and the Company has provided written consent not to enforce such Post-Employment Obligations in advance of any breach of the Post-Employment Obligations.

(b)       The Executive hereby acknowledges that the Company shall provide a Release to her on or shortly after her Effective Date of Termination, and that the Company will not be required to pay any Retention Benefits under this Agreement unless the Executive executes the Release during the time period permitted by applicable law and as required under the ESP.

(c)       The Executive hereby accepts the terms of this Agreement, and the terms of the ESP and her Participation Agreement to the extent that this Agreement does not supersede and replace the terms of the ESP and her Participation Agreement. The Executive also acknowledges that she has carefully reviewed the terms of the ESP, her Participation Agreement, and this Agreement, accepts the authority of the Board and the Committee under Article 4 of the ESP and agrees that nothing in this Agreement shall confer any employment rights or restrict the right of the Company to terminate her employment at any time, for any reason and with or without notice or cause. The Executive also acknowledges that the Company has not provided any financial or tax advice with respect to this Agreement or made any representations or warranties with respect to the tax or financial aspects of this Agreement. The Executive acknowledges that she has had the opportunity to consult with her own tax and financial planning advisors about this Agreement.

(d)       Upon execution of this Agreement, the Executive understands that the terms of the ESP and her Participation Agreement will continue to be binding unless and until the conditions of payment under this Agreement are satisfied. The Executive understands that if she becomes eligible for the payment of Retention Benefits under this Agreement, she will cease to be a participant in the ESP and no longer be eligible for benefits under the ESP and her Participation Agreement. The Executive also understands that if her termination of employment with the Company is not the result of Retirement or Disability but is of such a nature as to make her eligible for severance benefits under the ESP and her Participation Agreement, the Executive will no longer be eligible for, and the Company will have no obligation to pay to her, Retention Benefits under this Agreement.

6.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Executive and the successors of the Company.

7.       Amendment and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. Notwithstanding the foregoing, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial, or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive before actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying severance benefits).

8.       Governing Law. This Agreement shall be governed and construed in accordance with ERISA, and in the event that any reference shall be made to State law, the laws of the State of Ohio shall apply, without regard to its conflicts of law provisions.

9.       Code Section 409A. The Code Section 409A compliance terms of the ESP are hereby incorporated into this Agreement. Accordingly, it is the Company’s intent that Retention Benefits under this Agreement are paid in a manner either to comply with Code Section 409A or with an exception to Code Section 409A (including the “short-term deferral” exception to Code Section 409A). If any amount payable under this Agreement would cause or would result in a violation of Code Section 409A, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Code Section 409A, including but not limited to, the imposition of a six (6) month delay in payment to the Executive if she is a “specified employee” (as defined in Code Section 409A) following her Effective Date of Termination. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Code Section 409A.

If the Executive is a specified employee (as defined in Treasury Regulation Section 1.409A-1(i)), any such payment that is subject to Code Section 409A and that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first regularly scheduled payroll date on or after the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

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IN WITNESS WHEREOF, the Executive has signed this Agreement and the Company has caused this Agreement to be signed by its duly authorized officer, effective as of the date first set forth above.

THE SCOTTS COMPANY LLC

By /s/ James Hagedorn
James Hagedorn
Chairman and CEO

EXECUTIVE

By /s/ Denise S. Stump
Denise S. Stump

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